Exhibit 99

[Steris Logo]

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2003 FOURTH QUARTER

AND FULL YEAR RESULTS

Revenues increase 12% to record annual level

Net income improves 44% for the quarter; 72% for the year

Mentor, Ohio (April 24, 2003) – STERIS Corporation (NYSE: STE) today announced financial results for its fourth quarter and year ended March 31, 2003. Fiscal 2003 fourth quarter net income was $26.7 million, or $0.38 per diluted share, an increase of 44% compared with net income of $18.6 million, or $0.26 per diluted share in the fourth quarter of fiscal 2002. For the full fiscal year 2003, net income was $79.4 million, or $1.12 per diluted share, an increase of 72% compared with net income of $46.2 million, or $0.65 per diluted share in fiscal 2002.

Fiscal 2003 fourth quarter net revenues increased 12% to $273.7 million, compared with $244.6 million in the same period a year ago. The main driver of revenue growth was the continued strong demand from Scientific and Industrial customers, particularly in pharmaceutical production. Additionally, capacity expansions completed during the year at three existing facilities contributed to increased revenues by allowing the Company to better meet its growing backlog of orders. Among the U.S. hospital customer base, demand continued to increase at a steady pace. For the full fiscal year 2003, revenues improved 12% to $972.1 million compared with $866.7 million in fiscal 2002, reflecting 9% revenue growth in the Healthcare Group and 20% growth in the Scientific and Industrial Group.

Commenting on the results, Les C. Vinney, STERIS’s President and Chief Executive Officer, said, “The fourth quarter completed a year of strong performance, which reflects both the improvements we have made internally and solid underlying demand from our customers. Fiscal 2003 marked a year in which we began to shift our primary focus away from the restructuring efforts of the prior two years towards growth initiatives. We did this while continuing to deliver consistent earnings growth throughout the transition. The shift in focus

STERIS Corporation

News Announcement

April 24, 2003

toward growth was evident in fiscal 2003 as we began the year putting the finishing touches on our major plant consolidations and efficiency improvement initiatives, and ended the year completing the purchase of Hamo Holding AG of Switzerland, which closed in early April.”

Mr. Vinney continued, “The Company enters fiscal 2004 with a strong operational platform, considerable financial flexibility, and growing core markets. To better enhance our ability to take advantage of our opportunities for growth, we have repositioned our businesses into three market-focused segments as of April 1. We will report these segments separately starting with the first quarter of fiscal 2004. Our Healthcare Group will remain essentially as it is reported today. Our current Scientific and Industrial business will be split into two reporting segments, Life Sciences and STERIS Isomedix Services. Life Sciences will include pharmaceutical production and research as well as our defense and industrial activities. STERIS Isomedix Services is our contract sterilization business. We believe the greater focus and alignment this new structure creates will enhance STERIS’s ability to realize our expanding opportunities for future growth.”

Healthcare Group revenues for the fiscal 2003 fourth quarter increased 7% to $185.4 million compared with $172.9 million in the fiscal 2002 fourth quarter. The stronger capital spending the Company has seen from hospitals continued this quarter. The Company experienced strong orders for several new products introduced this year and also saw improvement in pricing. Healthcare Group revenue continued to grow at anticipated levels, while backlog increased 23% compared with the third quarter of fiscal 2003. Healthcare Group revenues for the full year fiscal 2003 were $660.9 million representing a 9% increase compared with $607.6 million in fiscal 2002.

Scientific and Industrial Group fourth quarter revenues increased 23% to $88.3 million compared with $71.7 million in the fourth quarter last year. This is the third consecutive quarter of more than 20% revenue growth for the group. Demand from pharmaceutical customers continues to be strong, particularly in pharmaceutical production, as new drugs are approved and

STERIS Corporation

News Announcement

April 24, 2003

generic drug manufacturing continues to increase production capacity and demand for equipment. Order backlog increased 10% compared with the third quarter of fiscal 2003. For the full fiscal year 2003, Scientific and Industrial Group revenues increased 20% to $311.2 million, compared with $259.1 million in fiscal 2002.

Gross profit margin for the fiscal 2003 fourth quarter grew 150 basis points to 42.6% compared with 41.1% in the prior-year fourth quarter. The margin increase primarily reflected ongoing pricing improvements and cost savings from distribution efficiencies. These factors were partially offset by the fact that a higher portion of revenues came from lower-margin Scientific and Industrial capital equipment. For the full fiscal year 2003, gross profit margin was 42.1% compared with 41.0% in fiscal 2002.

Total operating expenses for the fourth quarter of fiscal 2003 were $74.7 million compared with $70.2 million in the same quarter of fiscal 2002. As a percentage of revenues, operating expenses declined to 27.3% compared with 28.7% in the same quarter last year. The Company continued to leverage its selling, general and administrative expenses in the quarter, while spending significantly more on research and development. Selling, general and administrative expenses in the fourth quarter increased 3% compared with the prior year quarter and reflected the benefit of a legal settlement of approximately $3 million, offset by previously announced costs to consolidate an employee benefit program of one of the Company’s subsidiaries, and increased warranty expense reserves. The increase in warranty expense reserves was attributable to changes in the composition of products sold and continued new product growth. The Company accelerated its investments in research and development in the quarter, which were 46% higher than in the fourth quarter of fiscal 2002, rising to $8.0 million. Operating expenses for the full fiscal year 2003 were $283.1 million compared with $274.6 million in the prior year, or 29.1% of revenues, compared with 31.7% of revenues in fiscal 2002.

Operating margin reached 15.3% for the fourth quarter of fiscal 2003 compared with 12.4% in last year’s fourth quarter, and is the highest level of operating margin the Company has

STERIS Corporation

News Announcement

April 24, 2003

achieved in four years. For the year, operating margin improved 360 basis points to 12.9% compared with 9.3% in fiscal 2002.

Operating cash flow for the fourth quarter of fiscal 2003 was $51.7 million, primarily reflecting stronger earnings offset by working capital changes. This compares with operating cash flow of $50.6 million for the fourth quarter of fiscal 2002. The Company continued to generate strong positive free cash flow, which allows it considerable financial flexibility to invest for growth. Free cash flow, defined as operating cash flow less capital spending, was $38.3 million compared with $25.4 million in the prior-year quarter. For the full fiscal year 2003, operating cash flow was $133.3 million compared with $142.0 million in the prior year. Free cash flow for fiscal 2003 was $74.7 million compared with $78.5 million in fiscal 2002.

Outlook

Looking beyond the 2003 fiscal year to the next two fiscal years, the Company is still targeting average annual growth of 10% in revenues and 15% for earnings, excluding the impact of acquisitions. Specifically, in fiscal year 2004, the Company anticipates that demand will remain strong in its core industries and, combined with the recent acquisition of Hamo Holdings AG, will lead to revenue growth of approximately 15% and earnings per diluted share in the range of $1.29 to $1.32 for the full fiscal year. In the first quarter of fiscal 2004, the Company currently anticipates that earnings will be in the range of $0.19 to $0.21 per diluted share.

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada and 1-415-228-4835 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

STERIS Corporation

News Announcement

April 24, 2003

STERIS Corporation is a leading provider of infection prevention, contamination prevention, microbial reduction, and surgical support systems, products, services and technologies to healthcare, scientific, research, industrial, and government customers throughout the world. Additional information about STERIS can be found on the Company’s website at www.steris.com.

Contact: Aidan Gormley, Director, Investor Relations, 440-392-7607.

******

This news release may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, and (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services.

(end)

STERIS Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2003	2002	2003	2002
	(unaudited)	(unaudited)	(unaudited)
Net revenues	$273,692	$244,593	$972,087	$866,697
Cost of revenues	157,024	144,124	563,266	511,496

Gross profit	116,668	100,469	408,821	355,201
Operating expenses:
Selling, general, and administrative	66,719	64,740	257,527	252,882
Research and development	7,985	5,478	25,525	21,706

	74,704	70,218	283,052	274,588

Income from operations	41,964	30,251	125,769	80,613
Interest expense, net	231	732	1,651	7,276

Income before income taxes	41,733	29,519	124,118	73,337
Income tax expense	15,024	10,922	44,682	27,135

Net income	$26,709	$18,597	$79,436	$46,202

Earnings per common share data:
Basic earnings per common share	$0.38	$0.27	$1.14	$0.67
Diluted earnings per common share	$0.38	$0.26	$1.12	$0.65
Weighted average number of common shares outstanding:
Basic number of shares outstanding	69,592	69,466	69,434	69,163
Diluted number of shares outstanding	71,057	70,771	70,870	70,607

STERIS Corporation

Consolidated Balance Sheets

(In thousands)

	March 31, 2003	March 31, 2002
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,941	$12,424
Net accounts receivable	211,687	196,631
Net inventories	90,135	77,922
Other current assets	26,669	29,667

Total current assets	354,432	316,644
Net property, plant, and equipment	345,621	328,329
Net intangible assets	192,416	190,822
Other assets	2,523	5,777

Total assets	$894,992	$841,572

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$72,969	$56,734
Other current liabilities	118,082	113,376

Total current liabilities	191,051	170,110
Long-term debt	59,704	115,228
Other liabilities	74,707	69,089
Shareholders' equity	569,530	487,145

Total liabilities and shareholders' equity	$894,992	$841,572